As filed with the Securities and Exchange Commission on November 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Coca-Cola HBC Finance B.V.
(Exact name of Registrant as specified
in its charter)
THE NETHERLANDS
(State or other jurisdiction of
incorporation or organization)
Not Applicable
(I.R.S. Employer Identification No.)
Herengracht 556
1017 CG Amsterdam, The Netherlands
Tel. No.: 011-31-205-272-690
(Address and telephone number of
Registrant’s principal executive offices)

.
(Exact name of Registrant as specified in its charter)
Coca-Cola Hellenic Bottling Company S.A.
(Translation of Registrant’s name into English)
THE HELLENIC REPUBLIC
(State or other jurisdiction of
incorporation or organization)
Not Applicable
(I.R.S. Employer Identification No.)
9 Fragoklissias Street
151 25 Maroussi, Athens, Greece
Tel. No.: 011-30-210-618-3100
(Address and telephone number of
Registrant’s principal executive offices)

CT Corporation
111 Eighth Avenue
New York, New York 10011
Tel. No.: 212 894-8940
Attention: Service of Process Department
(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Jan Gustavsson, Esq.	George H. White, Esq.
General Counsel and Company Secretary	Sullivan & Cromwell LLP
Coca-Cola Hellenic Bottling Company S.A.	1 New Fetter Lane
9 Fragoklissias Street	London EC4A 1AN
151 25 Maroussi, Athens, Greece	United Kingdom
Tel. No.: 011-30-210-618-3137	Tel. No.: 011-44-20-7959-8900

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount to be	Proposed Maximum Offering	Proposed Maximum	Amount of
of Securities to be Registered	Registered(1)	Price per Unit(2)(3)	Aggregate Offering Price(2)	Registration Fee

Debt Securities(4)	$2,000,000,000 (5)	100%	$2,000,000,000	$161,800 (5)
Guarantees of the Debt Securities	(6)	(6)	(6)	None

(1)	In U.S. dollars or their equivalent in foreign denominated currencies or composite currencies.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	In no event will the aggregate initial public offering price of the Debt Securities issued under this Registration Statement exceed $2,000,000,000 or, if any Debt Securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $2,000,000,000 to the Registrants or (ii) with a principal amount denominated in a foreign currency, currency unit or composite currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $2,000,000,000.

(4)	Also includes such indeterminate amounts of Debt Securities as may be issued upon exercise or conversion of or exchange for any securities that provide for conversion or exchange for or into Debt Securities or securities issued by a third party not a registrant hereunder.

(5)	A registration fee of $17,957 has previously been paid relating to a proposed sale of the Ordinary Shares of Coca-Cola Hellenic Bottling Company S.A. under the Registration Statement on Form F-1 (No. 333-99787) that was eventually withdrawn prior to any such sale of Ordinary Shares. Remitted herewith is $143,843, representing the remaining registration fee for the $2,000,000 of securities (calculated at $80.90 per million of the proposed maximum offering price) being registered on this Registration Statement. Consequently, no additional registration fee is required.

(6)	Pursuant to Rule 457(n), no separate fee for the Guarantees is payable.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

ABOUT THIS PROSPECTUS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT CCHBC
COCA-COLA HBC FINANCE B.V.
COCA-COLA HELLENIC BOTTLING COMPANY S.A.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES OF COCA-COLA HELLENIC BOTTLING COMPANY S.A.
CAPITALIZATION AND INDEBTEDNESS OF COCA-COLA HELLENIC BOTTLING COMPANY S.A.
DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES
CLEARANCE AND SETTLEMENT
TAXATION
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
ENFORCEMENT OF CIVIL LIABILITIES
INDEPENDENT AUDITORS
EXPENSES
EX-1.1
EX-4.1
EX-5.1
EX-5.2
EX-5.3
EX-8.1
EX-12.1
EX-23.1
EX-25.1

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated           , 2003

$2,000,000,000

COCA-COLA HBC FINANCE B.V.
(A wholly-owned subsidiary of
Coca-Cola Hellenic Bottling Company S.A.)

DEBT SECURITIES
Fully, unconditionally and irrevocably guaranteed by

COCA-COLA HELLENIC BOTTLING COMPANY S.A.

     We may use this prospectus to offer from time to time guaranteed unsecured debt securities.

     You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

     Investing in these securities involves certain risks. See “Risk Factors” beginning on page          .

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2003.

ABOUT THIS PROSPECTUS	2
RISK FACTORS	3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	5
WHERE YOU CAN FIND MORE INFORMATION ABOUT CCHBC	5
COCA-COLA HBC FINANCE B.V.	6
COCA-COLA HELLENIC BOTTLING COMPANY S.A.	6
USE OF PROCEEDS	6
RATIO OF EARNINGS TO FIXED CHARGES OF COCA-COLA HELLENIC BOTTLING COMPANY S.A.	7
CAPITALIZATION AND INDEBTEDNESS OF COCA-COLA HELLENIC BOTTLING COMPANY S.A.	8
DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES	10
CLEARANCE AND SETTLEMENT	27
TAXATION	31
PLAN OF DISTRIBUTION	45
VALIDITY OF SECURITIES	46
ENFORCEMENT OF CIVIL LIABILITIES	46
INDEPENDENT AUDITORS	47
EXPENSES	47

ABOUT THIS PROSPECTUS

     In this prospectus, the terms “we”, “us” and “our” refer to Coca-Cola HBC Finance B.V., unless the context requires otherwise. Coca-Cola Hellenic Bottling Company S.A. and its subsidiaries taken together, unless the context requires otherwise, are referred to as “CCHBC”. Coca-Cola HBC Finance B.V. will be the issuer and Coca-Cola Hellenic Bottling Company S.A. will be the guarantor of the debt securities issued under this prospectus. The debt securities offered by this prospectus are collectively referred to as the “debt securities”. In this prospectus, references to “dollars” or “$” are to United States dollars and references to “€” or “euro” are to the single currency of the participating member states in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

     In making your investment decision you should rely only on the information contained or incorporated by reference in this prospectus. We and Coca-Cola Hellenic Bottling Company S.A. have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date of the front cover of those documents only.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of this offering. This prospectus supplement may also add, update or change information contained in this prospectus. In considering any offer, you should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About CCHBC.”

RISK FACTORS

     In addition to the other information contained in this prospectus, the documents incorporated by reference in this prospectus, including, without limitation, the information under the caption “Risk Factors” in Coca-Cola Hellenic Bottling Company S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, and any risk factors and other information included in the prospectus supplement, you should carefully consider the following factors in evaluating an investment in the debt securities.

     There has not been a prior market for our debt securities and the nature of any trading market that may develop may not be favorable.

     We may issue debt securities in different series with different terms in amounts that are to be determined. The debt securities may be listed on the Luxembourg Stock Exchange or another recognized stock exchange. We cannot assure you that the prices at which the debt securities will sell in the market after their initial offering will not be lower than the initial offering price or that an active trading market for the debt securities will develop and continue after such offering. We cannot assure you as to the liquidity of the trading market for the debt securities. Even if an active trading market for our debt securities develops, they may trade at a discount from their initial offering price. Factors that could cause the debt securities to trade at a discount include:

•	an increase in prevailing interest rates,

•	a decline in CCHBC’s credit worthiness,

•	currency volatility,

•	a weakness in the market for similar securities,

•	a decline in general economic conditions,

•	actual or anticipated fluctuations in CCHBC’s operating results, and

•	CCHBC’s perceived business prospects.

     Because the debt securities and the guarantees are unsecured, your right to receive payments may be adversely affected.

     The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations and, therefore, they will rank equally with all our other unsecured and unsubordinated indebtedness. Similarly, the guarantees of Coca-Cola Hellenic Bottling Company S.A. will be unsecured. The guarantees are not subordinated to any other debt obligations of Coca-Cola Hellenic Bottling S.A. and, therefore, will rank equally with the other unsecured and unsubordinated indebtedness of Coca-Cola Hellenic Bottling Company S.A. See also “Description of the Debt Securities and the Guarantees—Ranking”. If we default on the debt securities or Coca-Cola Hellenic Bottling Company S.A. defaults on the guarantees, or after bankruptcy, liquidation or reorganization, then, to the extent that we or Coca-Cola Hellenic Bottling Company S.A. has granted security over our respective assets, the assets that secure our or Coca-Cola Hellenic Bottling Company S.A.’s debts will be used to satisfy the obligations under that secured debt before we or Coca-Cola Hellenic Bottling Company S.A. can make payment on the debt securities or the guarantees, as applicable. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

     Your rights as a holder of the debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture.

     The debt securities are governed by a document called an indenture, which is described below under “Description of the Debt Securities and the Guarantees”. We may issue as many distinct series of debt securities under the indenture as we wish. We may also issue a series of debt securities under the indenture that provides holders with covenants more favorable to the holders of those securities than the covenants granted to holders of a different series.

     You may be unable to recover in civil proceedings for U.S. securities laws violations.

     We are a corporation organized under the laws of The Netherlands. All of our assets are located outside of the United States. All of our directors are residents of countries other than the United States. It may not be possible for you to effect service of process within the United States upon us or such persons with respect to matters arising under the federal securities laws of the United States or otherwise or to enforce against us or such persons judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Dutch counsel that, given the absence of an applicable convention between The Netherlands and the United States providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a U.S. court against us or our directors will not be recognized and enforced by the courts of The Netherlands. In order to obtain a judgment against us or our directors, you would have to file a claim against us or the aforementioned directors with a court of competent jurisdiction in The Netherlands and, in the course of those proceedings, you would be permitted to submit the judgment rendered by a U.S. court. If the Dutch court were to find that the jurisdiction of the U.S. court was based on grounds that are internationally acceptable and that proper legal procedures were observed, the Dutch court would in principle give effect to the final judgment of the U.S. court unless such judgment would contravene the public policy of The Netherlands.

     Coca-Cola Hellenic Bottling Company S.A. is a société anonyme incorporated in Greece. All of its assets are located outside the United States. The majority of its directors and officers are residents of countries other than the United States. It may not be possible for you to effect service of process within the United States upon Coca-Cola Hellenic Bottling Company S.A. or such persons with respect to matters arising under the federal securities laws of the United States, or to enforce against Coca-Cola Hellenic Bottling Company S.A. or such persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by Greek counsel that there is uncertainty as to the enforceability in Greece of judgments of U.S. courts because such enforcement is subject to ascertainment by the Greek courts of a number of conditions, including that the foreign court has jurisdiction under Greek law and that the judgment is not contrary to good morals and public policy as determined by Greek courts. In addition, it is uncertain if a Greek court will apply the federal laws of the United States in any action brought before such court.

     Insolvency and administrative laws could adversely affect your ability to enforce your rights under the debt securities.

     We are organized under the laws of The Netherlands and the guarantor is organized under the laws of Greece. Coca-Cola Hellenic Bottling Company S.A. primarily holds CCHBC’s operating assets with respect to its Greek operations. The operating assets in the remaining 25 countries in which CCHBC operates are held by the local operating subsidiaries of Coca-Cola Hellenic Bottling Company S.A. In the event of a bankruptcy or insolvency event, proceedings could be initiated in The Netherlands or Greece, or in one or more other jurisdictions. Such multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in uncertainty and delay regarding the enforcement of your rights. In addition, applicable insolvency and administrative laws may not be as favorable to you as the equivalent U.S. insolvency and administrative laws. Your rights under the debt securities will be subject to the insolvency and administrative laws of several jurisdictions and there can be no assurance that you will be able to effectively enforce your rights in such complex, multiple bankruptcy or insolvency proceedings and under the applicable insolvency laws.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These statements may generally, but not always, be identified by the use of words such as “believe”, “outlook”, “guidance”, “intend”, “expect”, “anticipate”, “plan”, “target” and similar expressions. All statements other than statements of historical facts, including, among others, statements regarding CCHBC’s future financial position and results, business strategy, CCHBC’s future dealings with The Coca-Cola Company, budgets, projected levels of consumption and production, projected costs, estimates of capital expenditure and plans and objectives of management for future operations, are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect CCHBC’s current expectations and assumptions as to future events and circumstances that may not prove accurate. CCHBC’s actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described under Item 3, “Risk Factors” included in Coca-Cola Hellenic Bottling Company S.A.’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus.

     We and Coca-Cola Hellenic Bottling Company S.A. cannot assure you that CCHBC’s future results, level of activity, performance or achievements will meet the expectations reflected in the forward-looking statements. Moreover, neither we, Coca-Cola Hellenic Bottling Company S.A., nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Unless we or Coca-Cola Hellenic Bottling Company S.A. are required by law to update these statements, neither we, nor Coca-Cola Hellenic Bottling Company S.A. will necessarily update any of these statements after the date of this prospectus, either to conform them to actual results or to changes in CCHBC’s expectations.

WHERE YOU CAN FIND MORE INFORMATION ABOUT CCHBC

     Coca-Cola Hellenic Bottling Company S.A. files annual reports and files or furnishes other reports and information with, or to the SEC. You may read and copy any document Coca-Cola Hellenic Bottling Company S.A. files with, or furnishes to the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC filings of Coca-Cola Hellenic Bottling Company S.A. are available to the public at the SEC’s web site at http://www.sec.gov.

     The American depositary shares, or ADSs, of Coca-Cola Hellenic Bottling Company S.A. are listed on the New York Stock Exchange. You can obtain or review reports and other information about Coca-Cola Hellenic Bottling Company S.A. that it files pursuant to the rules of the New York Stock Exchange at such exchange. The principal trading market for the ordinary shares of Coca-Cola Hellenic Bottling Company S.A. is the Athens Stock Exchange, on which Coca-Cola Hellenic Bottling Company S.A. has been listed since 1991. The ordinary shares are also listed on the Australian Stock Exchange and the London Stock Exchange.

     We and Coca-Cola Hellenic Bottling Company S.A. incorporate by reference into this prospectus certain information that Coca-Cola Hellenic Bottling Company S.A. files with, or furnishes to, the SEC, and when it is stated that such information is being incorporated by reference, we and Coca-Cola Hellenic Bottling Company S.A. we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and later information that Coca-Cola Hellenic Bottling Company S.A. files with, or furnishes to, the SEC and that states that such information is being incorporated by reference, will automatically update and supercede that information. The incorporation by reference of such documents does not create any implication that there has been no change in CCHBC’s affairs since the date of such documents or that the information contained therein is current as of any subsequent time. These documents contain important information about CCHBC and its financial condition.

     We and Coca-Cola Hellenic Bottling Company S.A. incorporate by reference the following documents and any future filings that Coca-Cola Hellenic Bottling Company S.A. makes with the SEC (Commission File Number: 1-31466) under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2002 filed with the SEC on June 30, 2003,

•	Report on Form 6-K furnished to the SEC on August 27, 2003,

•	Report on Form 6-K (containing information on the leveraged re-capitalization of Coca-Cola Hellenic Bottling Company S.A. and the acquisitions of Multivita sp.z.o.o. and Tsakiris S.A.) furnished to the SEC on November 6, 2003,

•	Report on Form 6-K (containing U.S. GAAP financial information) furnished to the SEC on November 12, 2003, and

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

     You may also request a copy of documents incorporated by reference at no cost, by writing or by telephone at:

Coca-Cola Hellenic Bottling Company S.A.
9 Fragoklissias Street
151 25 Maroussi, Athens
Greece
Attention: Investor Relations
Telephone: +30 210 618 3100

COCA-COLA HBC FINANCE B.V.

     We are a wholly-owned indirect subsidiary of Coca-Cola Hellenic Bottling Company S.A. organized under the laws of The Netherlands with our corporate seat in Amsterdam. We were incorporated on April 13, 2001 for the sole purpose of acting as a financing subsidiary for CCHBC through lending the proceeds of any of our borrowings to CCHBC. All of our outstanding indebtedness is fully guaranteed by Coca-Cola Hellenic Bottling Company S.A. We transfer, through inter-company loans, substantially all of the proceeds from these borrowings to Coca-Cola Hellenic Bottling Company S.A. and other operating companies within CCHBC. We have no subsidiaries or employees. Our directors are Doros Constantinou, William W. Douglas III and Mario T. Van de Bilt.

COCA-COLA HELLENIC BOTTLING COMPANY S.A.

     Coca-Cola Hellenic Bottling Company S.A. was formed on August 9, 2000 through the merger of Hellenic Bottling Company S.A., the ordinary shares of which have been listed on the Athens Stock Exchange since 1991, and Coca-Cola Beverages plc.

     Following the merger, Hellenic Bottling Company S.A. was renamed Coca-Cola Hellenic Bottling Company S.A. and became one of the largest bottlers of products of The Coca-Cola Company in the world, based on sales volume. CCHBC maintains its headquarters in Athens and the ordinary shares of Coca-Cola Hellenic Bottling Company S.A. are listed on the Athens Stock Exchange, with secondary listings on the London and Australian Stock Exchanges. Coca-Cola Hellenic Bottling Company S.A. listed its ADSs on the New York Stock Exchange on October 10, 2002.

     CCHBC’s business consists of producing, selling and distributing non-alcoholic beverage products, predominantly those of The Coca-Cola Company. CCHBC is one of the largest bottlers of non-alcoholic beverages in Europe, operating in 26 countries with a total population of more than 500 million. CCHBC’s products include carbonated soft drinks, or “CSDs”, and non-CSDs, including juices, waters, sports and energy drinks and other ready-to-drink beverages, such as teas and coffees. CCHBC offers its products in a range of flavors and package combinations that vary from country to country.

     You can find a more detailed description of CCHBC’s business in Coca-Cola Hellenic Bottling Company S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of debt securities will be used for general corporate purposes. These purposes include working capital for CCHBC and the repayment of existing borrowings (including borrowings incurred in connection with acquisitions) or for financing acquisitions of CCHBC.

RATIO OF EARNINGS TO FIXED CHARGES OF
COCA-COLA HELLENIC BOTTLING COMPANY S.A.

     The following table sets out:

•	the historical consolidated ratios of earnings to fixed charges of Coca-Cola Hellenic Bottling Company S.A. for each of the fiscal years 2000 through 2002 and for the nine months ended September 26, 2003 and September 27, 2002, and

•	the consolidated pro forma ratios of earnings to fixed charges of Coca-Cola Hellenic Bottling Company S.A. for the fiscal year 2002 and for the nine months ended September 26, 2003.

	Nine Months Ended		Year Ended December 31,(1)

Coca-Cola Hellenic	September 26,	September 27,
Bottling Company S.A.	2003	2002	2002	2001	2000

Historical	7.1	5.2	3.9	2.0	3.1
Pro forma	6.3	N/A	3.6	N/A	N/A

(1)	Information has not been presented for the financial years ended December 31, 1998 and 1999 because, prior to registering its ordinary shares and ADSs under the Securities Exchange Act of 1934 in 2002, Coca-Cola Hellenic Bottling Company S.A. did not prepare financial statements under U.S. GAAP and, as a result, such information cannot be provided without unreasonable effort and expense.

     The ratio of earnings to fixed charges of Coca-Cola Hellenic Bottling Company S.A. was computed by dividing the amount of its earnings by the amount of its fixed charges. For the purposes of calculating this ratio, fixed charges have been calculated by adding amortization of deferred financing costs, interest on bank loans and overdrafts, interest on other loans, interest on finance leases and one-third of rental expense on operating leases (representing that portion of rental expense deemed to be attributable to interest).

     Earnings were calculated by adding income before income taxes, fixed charges and income distributed by equity method investees minus minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     The pro forma ratio of earnings to fixed charges reflects the use of proceeds from the €900.0 million bond offering of September 2003 to refinance €116.0 million of CCHBC’s short-term debt issued under its commercial paper program and approximately €200.0 million of CCHBC’s current portion of long-term debt, as if such refinancings had occurred on January 1, 2002 and 2003, respectively.

CAPITALIZATION AND INDEBTEDNESS OF
COCA-COLA HELLENIC BOTTLING COMPANY S.A.

     The following table, prepared in accordance with U.S. GAAP, sets forth the capitalization and indebtedness of Coca-Cola Hellenic Bottling Company S.A., on a consolidated basis, as of September 26, 2003. You should read the following table in conjunction with the audited consolidated financial statements and accompanying notes of Coca-Cola Hellenic Bottling Company S.A. and Item 5, “Operating and Financial Review and Prospects” contained in its Annual Report on Form 20-F for the year ended December 31, 2002, as well as the unaudited consolidated financial statements and accompanying notes of Coca-Cola Hellenic Bottling Company S.A. contained in its Report on Form 6-K furnished to the SEC on November 12, 2003, which are both incorporated by reference in this prospectus.

As of September 26,
2003

(unaudited)
(euro in millions)
Short-term borrowings	€298.4
Current portion of long-term debt and capital lease obligations	211.3
Long-term debt, less current portion	1,756.2
Capital lease obligations, less current portion	31.0

Total debt(1)	€2,296.9
Shareholders’ equity
Ordinary shares, €0.31 (€0.50 as adjusted)(1)(2) par value per ordinary share: 236,668,596 ordinary shares authorized, issued and outstanding	73.4
Additional paid-in capital	2,154.2
Deferred compensation	(0.5)
Retained earnings	478.1
Accumulated other comprehensive income	60.0

Total shareholders’ equity	2,765.2

Total capitalization	€5,062.1

(1)	On September 17, 2003 Coca-Cola Hellenic Bottling Company S.A. successfully completed, through Coca-Cola HBC Finance B.V., a $900.0 million bond offering by means of a private placement in the United States and offshore in an aggregate principal amount of $500.0 million due in 2013 and in an aggregate principal amount of $400.0 million due in 2015. As at September 26, 2003, the net proceeds of the offering were classified as cash equivalents, having been invested in the short-term money market before being used to finance the leveraged re-capitalization mentioned below and to refinance certain outstanding debt of CCHBC.

(2)	On August 19, 2003, Coca-Cola Hellenic Bottling Company S.A. announced its intention to effect a leveraged re-capitalization with a view towards improving the efficiency of its capital structure. The leveraged re-capitalization will result in a capital return of €2.00 per ordinary share to all its shareholders. In connection with the leveraged re-capitalization, Coca-Cola Hellenic Bottling Company S.A. held an extraordinary general meeting on September 15, 2003, which approved a share capital increase through the capitalization of reserves of €518.3 million (or an increase of the par value of ordinary shares from €0.31 to €2.50 per ordinary share). This capital increase was approved by the Greek Ministry of Development on September 24, 2003 and consummated on October 1, 2003 with the payment of certain related taxes. On October 1, 2003, the board of directors of Coca-Cola Hellenic Bottling Company S.A. called a second extraordinary general meeting which took place on October 31, 2003 and which approved a share capital decrease of €473.3 million (or a decrease of the par value of ordinary shares from €2.50 to €0.50 per ordinary share) and the return of €2.00 per ordinary share to all shareholders of Coca-Cola Hellenic Bottling Company S.A. On November 11, 2003, the capital decrease was approved by the Greek Ministry of Development. We currently expect the capital to be returned to shareholders before the end of November 2003. We intend to use approximately €473.3 million, net of taxes and related expenses of €6.0 million, of the net proceeds from the bond offering discussed above in order to refinance the leveraged re-capitalization.

     Other than as described above, there has been no material change to the capitalization and indebtedness of Coca-Cola Hellenic Bottling Company S.A. since September 26, 2003.

     The short-term and long-term debt of CCHBC is unsecured. Substantially all of the outstanding debt of CCHBC has been issued by us and another financing subsidiary of CCHBC, Coca-Cola HBC Finance plc, a company organized under the laws of England and Wales, and has been, in each case, guaranteed by Coca-Cola Hellenic Bottling Company S.A.

DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

     This section summarizes the material provisions of the indenture, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indenture, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture, and to all the provisions of the debt securities and the guarantees, as well as their description in the prospectus supplement. We include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement.

General

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract among us, Coca-Cola Hellenic Bottling Company S.A. and The Bank of New York, as trustee, called an indenture. We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

     The indenture, debt securities and guarantees will be governed by New York law.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information About CCHBC” for information on how to obtain a copy.

     The indenture requires that certain actions by the holders of a series of debt securities, including acceleration following an event of default, as described below, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities of such series. Accordingly, all references in this prospectus to specified percentages in aggregate principal amount of the outstanding debt securities of a particular series will be deemed to mean the percentages in aggregate principal amount of the debt securities of such series then outstanding.

     The indenture does not contain any provision that would limit our ability or the ability of Coca-Cola Hellenic Bottling Company S.A. to incur indebtedness or to substantially reduce or eliminate our or the Coca-Cola Hellenic Bottling Company S.A.’s assets or that would afford the holders of the debt securities protection in the event of a decline in our or the Coca-Cola Hellenic Bottling Company S.A.’s credit quality or a takeover, recapitalization or highly leveraged buyout or similar transaction involving us or Coca-Cola Hellenic Bottling Company S.A. In addition, subject to the limitations set forth under “ — Merger and Consolidation,” we and Coca-Cola Hellenic Bottling Company S.A. may, in the future, enter into certain transactions, including the sale of all or substantially all of our respective assets or the merger or consolidation of us or Coca-Cola Hellenic Bottling Company S.A., that could increase the amount of our or Coca-Cola Hellenic Bottling Company S.A.’s indebtedness or substantially reduce or eliminate our or the Coca-Cola Hellenic Bottling Company S.A.’s assets, which may have an adverse effect on our or Coca-Cola Hellenic Bottling Company S.A.’s, as the case may be, ability to service indebtedness, including the debt securities and the guarantees.

     We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Taxation — United States Taxation”. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

     The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

     The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	title of the series of debt securities,

•	any limit on the aggregate principle amount of the debt securities,

•	whether the debt securities are in the form of global securities,

•	in the case of global securities the form of legend and the depositary for the debt securities,

•	if interest is payable to any person other than the one named in the debt securities, the name of such person,

•	the date or dates on which the principal of the debt securities is payable,

•	the rate or rates on which the debt securities of the series shall bear interest, the dates from which such interest shall accrue and the interest payment date and the regular record date,

•	our obligation, if any, to pay additional amounts for withholding taxes or governmental charges,

•	the place or places where we will pay principal, premium, if any, and interest on the debt securities, and where the debt securities may be rendered for registration of transfer, exchange or conversion,

•	periods, prices and terms of early redemption of the debt securities at our option,

•	our obligation, if any, to purchase or redeem any of the debt securities pursuant to any sinking fund provision at your option and the price or prices and terms and conditions upon which we will redeem such debt securities,

•	the terms and conditions for conversion or exchange, if applicable, of the debt securities,

•	the denominations in which any of the debt securities of the series will be issuable if other than nominations of $1,000 or any integral multiple of $1,000,

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than dollars and the manner of determining the equivalent amount in dollars if applicable,

•	any index used to determine the amount of payment of principal, premium, if any, and interest on the debts securities,

•	the portion of principal amount of debt securities payable upon declaration of acceleration if different than the principal amount,

•	whether we or you have the option to elect that payment on the debt securities shall be made in a currency other than the one stated on the debt securities,

•	whether we will have the option to elect to discharge certain of our obligations on the debt securities through defeasance,

•	the terms of the guarantees of the debt securities,

•	if the principal amount payable stated at the stated maturity of the debt securities cannot be determined before the stated maturity the amount that shall be deemed principal amount for all purposes prior to the date of stated maturity,

•	any additions to or changes in the events of default which apply to the debt securities,

•	any additions to or changes in the covenants which apply to the debt securities, and

•	any other term of the debt securities. (Section 301)

The Guarantees

     Coca-Cola Hellenic Bottling Company S.A. will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal and of premium, if any, interest and any Additional Amounts (as defined below) on the debt securities, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise.

Ranking

     The debt securities will be unsecured, unsubordinated indebtedness of Coca-Cola HBC Finance B.V. and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities will rank equally without any preference among themselves and with all of our present and future, unsecured and unsubordinated indebtedness.

     The guarantees of the debt securities will be unsecured, unsubordinated obligations of Coca-Cola Hellenic Bottling Company S.A. The guarantees will rank equally without any preference among themselves and at least pari passu with other present and future, unsecured and unsubordinated indebtedness of Coca-Cola Hellenic Bottling Company S.A., other than any obligations preferred by statute or by operation of law. The guarantees will also be effectively subordinated to all indebtedness, both secured and unsecured, of the subsidiaries of Coca-Cola Hellenic Bottling Company S.A. At September 26, 2003, the only subsidiary of Coca-Cola Hellenic Bottling Company S.A., other than Coca-Cola HBC Finance B.V., with outstanding indebtedness to parties outside Coca-Cola Hellenic Bottling Company S.A.’s consolidated group was Coca-Cola HBC Finance plc. See also “Capitalization and Indebtedness of Coca-Cola Hellenic Bottling Company S.A.”

     The debt securities will be effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness, and the guarantees will be effectively subordinated to all of Coca-Cola Hellenic Bottling Company S.A.’s future secured indebtedness to the extent of the assets securing that indebtedness. At September 26, 2003, neither we nor Coca-Cola Hellenic Bottling Company S.A. had outstanding any material principal amount of secured indebtedness.

Reopening

     We may issue as many distinct series of debt securities under the indenture as we wish. We may also from time to time without your consent “reopen” each series of debt securities and create and issue further debt securities having the same terms and conditions as the outstanding debt securities of that series so that the further issue is consolidated and forms a single series with that series. (Section 301)

Legal Ownership

     General

     Except as set forth below, the debt securities will be issued:

•	in registered, global form,

•	in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000, and

•	without interest coupons.

     Beneficial interests in global debt securities may not be exchanged for debt securities in certificated form except in the limited circumstances described below. See “— Exchange of Global Debt Securities for Certificated Debt Securities.”

     Street Name and Other Indirect Holders

     Investors who hold the debt securities offered hereby in accounts at banks or brokers will generally not be recognized by us as legal holders of the debt securities. Holding securities in accounts at banks or brokers is holding in street name. When we refer to the holders of the debt securities, we mean only the actual legal and (if applicable) record holder of those securities. We would recognize only the bank or broker, or the financial institution the bank or broker uses to hold the debt securities, as the registered holder of the debt securities. These intermediary banks, brokers and other financial institutions will pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you intend to hold the debt securities in street name, you should check with your own institution to find out:

•	how it handles payments and notices with respect to the debt securities,

•	whether it imposes fees or charges,

•	how it would handle voting if it were ever required,

•	in the event that the debt securities are exchanged for debt securities in certificated form, whether and how you can instruct it to send your debt securities, registered in your own name so you can be a direct holder as described below, and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

     Direct Holders

     Our obligations and the obligations of Coca-Cola Hellenic Bottling Company S.A., as well as the obligations of the trustee and those of any third parties employed by us, Coca-Cola Hellenic Bottling Company S.A. or the trustee, run only to persons who are registered as holders of the debt securities. As noted above, we do not have obligations to you if the debt securities are issued in the form of global debt securities, as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder or its participants are legally required to pass the payment along to you as a customer but does not do so.

     What is a Global Security?

     A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

     We require that the debt securities included in the global debt security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global debt security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of debt securities will indicate whether the series will be issued only in the form of global debt securities.

     Special Investor Considerations for Global Securities

     As an indirect holder, an investor’s rights relating to the global debt securities will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of the debt securities and instead deal only with the depositary that will hold the global debt securities.

     If you are an investor in debt securities that are issued only in the form global securities, you should be aware that:

•	You cannot get the debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “— Street Name and Other Indirect Holders” and “— Direct Holders”.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global debt securities. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global debt securities. We and the trustee also do not supervise the depositary in any way.

Overview of Remainder of This Description

     The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Our and Coca-Cola Hellenic Bottling Company S.A.’s relationship with the trustee.

•	Your rights under several special situations, such as if we or Coca-Cola Hellenic Bottling Company S.A. merge with another company.

•	Your rights to receive payment of additional amounts due to change in applicable tax withholding or deduction requirements.

•	Our and Coca-Cola Hellenic Bottling Company S.A.’s ability to redeem the debt securities due to changes in applicable tax withholding or deduction requirements.

•	A negative pledge contained in the indenture that restricts our ability and the ability of Coca-Cola Hellenic Bottling Company S.A. and certain of its subsidiaries to incur liens over certain kinds of assets.

•	Our and Coca-Cola Hellenic Bottling Company S.A.’s ability to release ourselves from certain obligations on the debt securities.

•	Your rights if we or Coca-Cola Hellenic Bottling Company S.A. default or experience other financial difficulties.

•	How the terms of the indenture and the debt securities may be modified or waived.

•	Certain mechanics relating to the redemption and repayment of the debt securities.

     Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

     In the remainder of this description “you” means direct holders and not street name or other indirect holders of the debt securities. Indirect holders should read the subsections entitled “— Street Name and Other Indirect Holders” and “— Direct Holders”.

Additional Mechanics

     Exchange of Global Debt securities for Certificated Debt securities

     In a few special situations, the global debt securities will terminate and interests in them will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor, subject to certain matters in the discretion of the depositary as described below. Investors must consult their own bank or brokers to find out how to have their interests in the debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described above under “— Street Name and Other Indirect Holders”, “— Direct Holders”, “What is a Global Security?” and “— Special Investor Considerations for Global Securities”.

     The special situations for termination of the global debt securities are:

•	When the depositary notifies us or Coca-Cola Hellenic Bottling Company, S.A. that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “— Default and Related Matters — Events of Default”.

     We may also decide to discontinue use of the system of book-entry transfers through the depositary. (Section 306) The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

     In all cases, certificated debt securities delivered in exchange for any global debt security or beneficial interests in global debt securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     You may have certificated debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination of the debt securities remains at least $1,000. You may exchange or transfer certificated debt securities at the office of the trustee. The trustee acts as our agent for registering certificated debt securities in the names of holders and transferring the securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. The trustee will also register transfers of the certificated debt securities. You will not be required to pay a service charge to transfer or exchange the debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of such certificated debt securities will only be made if the security registrar is satisfied with your proof of ownership. (Section 305) If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

     If we redeem any certificated debt securities, we may block the issuance, registration, transfer or exchange of any certificated debt securities of that series during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of the certificated debt securities selected for redemption from the date of such selection and until they are redeemed. However, we will continue to permit transfers and exchanges of the unredeemed portion of the series of debt securities being partially redeemed. (Section 305)

     We expect that new certificated debt securities issued in the circumstances set forth above will be available within seven business days at the office of the trustee and the office of any paying agent.

     Payments

     Under the terms of the indenture, we and the trustee will treat the persons in whose names the debt securities, including the global debt securities, are registered as the owners of the debt securities for the purpose of receiving payments and for all other purposes. We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on the record dates mentioned above, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 308)

     We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee. That office is currently located at The Bank of New York, One Canada Square, London E14 5AL, United Kingdom. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. (Section 308)

     We or Coca-Cola Hellenic Bottling Company S.A. may arrange for paying agents, including the trustee, to effect payments of principal, interest or any other amounts in respect to the debt securities. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in these paying arrangements for any particular series of debt securities. (Section 1002)

     Payments in respect of the principal and interest on a global debt security registered in the name of the depositary will be payable to the depositary in its capacity as the registered holder under the indenture. We will make payments in respect of the debt securities represented by the global debt securities (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global debt security holder or by check mailed to the address of such holder. (Section 308) Consequently, neither we, Coca-Cola Hellenic Bottling Company S.A., the trustee nor any agent of us, Coca-Cola Hellenic Bottling Company S.A. or the trustee has or will have any responsibility or liability for:

(1)	any aspect of the depositary’s records or of the records of any participant in the depositary relating to payments made on account of beneficial ownership interest in the global debt securities or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests in the global debt securities, or

(2)	any other matter relating to the actions and practices of the depositary or any of its participants.

     Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

     Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us or Coca-Cola Hellenic Bottling Company S.A. for payment and not to any paying agent or anyone else.

     Notices

     We and the trustee will send notices only to direct holders using their addresses as listed in the trustee’s records. (Sections 101 and 109)

     Submission to Jurisdiction; Agent for Service of Process

     We and Coca-Cola Hellenic Bottling Company S.A. have appointed CT Corporation System as agent for service of process in any suit, action or proceeding with respect to and in connection with the indenture, the debt securities and the guarantees and for actions under U.S. federal or state securities laws brought in any U.S. federal or state court located in The City of New York, Borough of Manhattan, and, so long as the debt securities are outstanding, both we and Coca-Cola Hellenic Bottling Company S.A. have irrevocably submitted to such jurisdiction. (Section 117)

The Trustee

     The Bank of New York acts as the trustee under the indenture. The trustee has two principal functions:

•	First, it can enforce your rights against us if we default on the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described under “— Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below, and

•	Second, the trustee performs administrative duties for us, such as sending you notices.

     Coca-Cola Hellenic Bottling Company S.A. maintains banking relations with the trustee in the ordinary course of its business.

     If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture. In that case, the trustee may be required to resign as trustee under the indenture and we or Coca-Cola Hellenic Bottling Company S.A. would be required to appoint a successor trustee. In addition, the trustee may resign at any time and the holders of a majority in aggregate principal amount of the debt securities may remove the trustee at any time. We may remove the trustee if the trustee becomes otherwise ineligible or incapable of acting as trustee under the terms of the indenture, or is adjudged insolvent or bankrupt. If the trustee resigns or is removed, a successor trustee will be appointed in accordance with the terms of the indenture. We will give notice of any resignation, termination or appointment of the trustee to the registered holders of the debt securities.

Mergers and Similar Events

     We and Coca-Cola Hellenic Bottling Company S.A. are generally permitted to:

•	consolidate or merge, including under a statutory merger, with another entity,

•	sell or lease substantially all of their respective assets to another entity or to buy or lease substantially all of the assets of another entity, or

•	transfer over obligations to Coca-Cola Hellenic Bottling Company S.A. or any Subsidiary of Coca-Cola Hellenic Bottling Company S.A., as these terms are defined below under “— Negative Pledge”.

     However, neither we, nor Coca-Cola Hellenic Bottling Company S.A. may take any of these actions unless all the following conditions are met:

•	If either Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A. merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must be duly organized and validly existing under the laws of the applicable jurisdiction and, in the case of Coca-Cola Hellenic Bottling Company S.A., its successor or substitute obligor must be organized under the laws of a country that, either as of the date of the indenture or at the time of such merger or similar events, is a member of the European Union or is a full member of the Organization for Economic Co-operation and Development.

•	If either Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A. merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the surviving entity or substitute obligor must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A., as the case may be, and, if applicable, agree to make payments under the debt securities free of any deduction or withholding for or on account of taxes, levies, imposts and charges thereof (or of any political subdivision or taxing authority therein).

•	Neither Coca-Cola HBC Finance B.V. nor Coca-Cola Hellenic Bottling Company S.A. may be in default on the debt securities or guarantees, respectively, immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “— Default and Related Matters — Events of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	Neither Coca-Cola HBC Finance B.V., nor Coca-Cola Hellenic Bottling Company S.A.’s assets or properties may become subject to any impermissible lien or other security interest unless the debt securities issued under the indenture are secured equally and ratably with the indebtedness secured thereby. Impermissible liens and other security interests are described in further detail below under
“— Negative Pledge”.

     In the case of a transfer the obligations of Coca-Cola HBC Finance B.V. under the indenture to Coca-Cola Hellenic Bottling Company S.A., the guarantees of Coca-Cola Hellenic Bottling Company S.A. will lapse. (Sections 801, 802 and 803)

     Under certain circumstances, a merger, substitution of obligor or other similar transaction may be treated as an exchange for United States federal income tax purposes of the debt securities for new securities. This could result in the recognition of taxable gain or loss for United States federal income tax purposes and have adverse tax consequences to holders of the debt securities. Neither we nor Coca-Cola Hellenic Bottling Company S.A. will have any obligation to compensate holders of the debt securities for any such adverse tax consequences.

Additional Amounts

     If any deduction or withholding for any present or future taxes, assessments or other governmental charges of The Netherlands or Greece, including any political subdivision or taxing authority of, or in, any such jurisdiction (respectively, a “Dutch Tax” or a “Greek Tax”) shall at any time be required in respect of any amounts to be paid by us or Coca-Cola Hellenic Bottling Company S.A. pursuant to the terms of the debt securities or the guarantees, we or Coca-Cola Hellenic Bottling Company S.A. may be required under the terms of the applicable series of debt securities to pay as additional interest to the holder of a debt security such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the debt security or the guarantee, after such deduction or withholding, shall be not less than such amounts as would have been received by the holder had no such deduction or withholding been required; provided, however, that (a) amounts with respect to Dutch Tax shall be payable only to holders that are not resident in The Netherlands under its tax laws, and (b) amounts with respect to Greek Tax shall be payable only to holders that are not resident in Greece under its tax laws and do not have a Greek Tax Registration Number (AFM). In addition, neither we nor Coca-Cola Hellenic Bottling Company S.A. shall be required to make any payment of Additional Amounts for or on account of:

•	any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and The Netherlands or Greece (in the case of a Dutch Tax or a Greek Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof, treated as a resident thereof, present there or engaged in a trade or business therein, or having or having had a permanent establishment therein,

•	any estate, inheritance, gift, sales, transfer, stamp, personal property or similar tax, assessment or other governmental charge,

•	any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium on, if any or any interest on, the debt securities,

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent,

•	any tax, assessment or other governmental charge which would not have been imposed or withheld if such holder had made a timely and accurate declaration of non-residence or other similar claim for exemption or present any applicable form or certificate, upon the making or presentation of which that holder would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including certification or documentation to the effect that such holder or beneficial owner is not a Dutch or a Greek resident and lacks other connections with The Netherlands or Greece, as the case may be, or had made any other declaration or satisfied any other information requirements required to avoid such tax assessment or other governmental charge,

•	any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or was duly provided for, whichever occurred later,

•	any payment under or with respect to a debt security to any holder that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment or debt security, to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such payment or debt security would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such debt security, or

•	any withholding tax required to be deducted by us or Coca-Cola Hellenic Bottling Company S.A. from any amounts to be paid by us or Coca-Cola Hellenic Bottling Company S.A. under the debt securities or the guarantees, as the case may be, pursuant to the European Union Directive on the taxation of savings implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive, or

•	any combination of the items above.

     These provisions will apply to any taxes or governmental charges imposed by any jurisdiction in which Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A., or a successor to, or substitute obligor of, Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. is organized at the time of issuance of the relevant series of debt securities, except that the name of such jurisdiction shall be substituted for The Netherlands and Greece, respectively.

     The prospectus supplement relating to the debt securities may describe additional circumstances in which we and Coca-Cola Hellenic Bottling Company S.A. would not be required to pay additional amounts (Section 1007). By the terms of the guarantee, if under the terms of the debt securities set forth in the prospectus supplement we are not required to pay any additional amounts, then Coca-Cola Hellenic Bottling Company S.A. as guarantor shall not be required to pay additional amounts under the guarantee, unless the guarantee has been modified or amended as described in the applicable prospectus supplement. (Section 1301)

Optional Tax Redemption

     We or Coca-Cola Hellenic Bottling Company S.A. may have the option to redeem any series of debt securities in whole but not in part at any time on giving not less than 30 nor more than 60 days’ notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (other than the redemption price for original issue debt discount securities, which will be specified in the prospectus supplement for such securities), if:

•	we or Coca-Cola Hellenic Bottling Company S.A. determine that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of The Netherlands or Greece (or of any political subdivision or taxing authority of, or in, any such jurisdiction), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date of the debt securities of such series:

•	we or Coca-Cola Hellenic Bottling Company S.A. will be required to pay Additional Amounts, as described above under
“— Additional Amounts”, with respect to such series of debt securities or related guarantees, as applicable, on the next succeeding interest payment date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to us or Coca-Cola Hellenic Bottling Company S.A., as the case may be, or

•	Dutch or Greek withholding tax has been or will be required to be withheld with respect to interest income received or receivable by us directly from Coca-Cola Hellenic Bottling Company S.A. or any of its affiliates, or the interest payable by us under the debt securities cannot be settled against interest income received or receivable by us directly from Coca-Cola Hellenic Bottling Company S.A. or any of its affiliates, and such withholding tax or corporate income tax obligation cannot be avoided by the use of reasonable measures available to us or Coca-Cola Hellenic Bottling Company S.A., or

•	we or Coca-Cola Hellenic Bottling Company S.A. determine that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in The Netherlands or Greece (or of any political subdivision or taxing authority of, or in, any such jurisdiction) (whether or not such action was taken or brought with respect to us or Coca-Cola Hellenic Bottling Company S.A.), which action is taken or brought on or after the issue date or such other date specified in the debt securities of such series, there is a substantial probability that the circumstances described in the previous paragraphs will exist, provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we or Coca-Cola Hellenic Bottling Company S.A. will be obligated to pay such Additional Amounts. We or Coca-Cola Hellenic Bottling Company S.A., as the case may be, will also pay to each holder, or make available for payment to each such holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

     These provisions will apply to any taxes or governmental charges imposed by any jurisdiction in which Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A., or a successor to, or substitute obligor of, Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. is organized at the time of issuance of the relevant series of debt securities, except that the name of such jurisdiction shall be substituted for The Netherlands and Greece, respectively.

     Following a merger, consolidation, sale or lease of our assets or similar transaction, that is entered into by Coca-Cola Hellenic Bottling Company S.A. involving a person that assumes, or, if applicable, guarantees our obligations on the debt securities, that person may be required to pay Additional Amounts, as described above under “— Additional Amounts”. We, Coca-Cola Hellenic Bottling Company S.A. or the other person, as applicable, would also have the option to redeem the debt securities in that situation even if Additional Amounts became payable immediately upon completion of the merger, consolidation, sale or lease of assets or similar transaction, including in connection with an internal corporate reorganization, that is entered into by Coca-Cola Hellenic Bottling Company S.A. Neither we nor Coca-Cola Hellenic Bottling Company S.A. nor that person will have any obligation under the indenture to seek to avoid the obligation to pay Additional Amounts in this situation.

     Prior to the publication of any notice of redemption pursuant to this provision, we or Coca-Cola Hellenic Bottling Company S.A. shall deliver to the trustee a certificate signed by a duly authorized officer of us or Coca-Cola Hellenic Bottling Company S.A., as the case may be, stating that we or Coca-Cola Hellenic Bottling Company S.A., as the case may be, is entitled to effect a redemption described above and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred. Any such notice will be made as described under “— Notices” above. Such notice, once delivered to the trustee, will be irrevocable. (Section 1108)

Negative Pledge

     As long as any debt securities are outstanding, neither we, nor Coca-Cola Hellenic Bottling Company S.A., and we and Coca-Cola Hellenic Bottling Company S.A. will procure that no “Material Subsidiary” of Coca-Cola Hellenic Bottling Company S.A. (as defined below) may create any lien, pledge, mortgage, charge or other security over any or all of its present or future assets or revenues as security for any “Relevant Indebtedness”, which term is described below, issued by either of them, or over any guarantee made by either of them of any Relevant Indebtedness issued by others, unless equivalent security is at the same time given to the holders of these debt securities.

     For the purposes of this covenant and “— Default And Related Matters — Events of Default” described below:

•	“Relevant Indebtedness” means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) which is represented by any debt securities, bonds, debentures, loan stocks, depositary receipts or other form of debt securities, which at its date of issue is, or is intended by us, Coca-Cola Hellenic Bottling Company S.A. or any Material Subsidiary to become, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other similar organized securities markets, in any case, other than any advances by banks and/or other lending institutions.

•	“Material Subsidiary” means at any time a “Subsidiary”, which term is defined below, of Coca-Cola Hellenic Bottling Company S.A. whose net sales revenue (as determined in accordance with U.S. GAAP), calculated by reference to its latest audited financial statements, represents 7% or more of the consolidated net sales revenues of Coca-Cola Hellenic Bottling Company S.A., calculated by reference to the latest audited consolidated financial statements of Coca-Cola Hellenic Bottling Company S.A. as prepared in accordance with U.S. GAAP (provided that if a Subsidiary itself has subsidiaries, the reference above to the net sales revenues of the Subsidiary will be construed as a reference to the consolidated net sales revenues of the Subsidiary and its subsidiaries). Our references above to the audited consolidated financials statements of any Subsidiary will be construed as references to the audited consolidated financial statements of such subsidiary and its subsidiaries for the relevant financial period, or if such audited consolidated financial statements were not produced, to pro forma consolidated financial statements produced on the basis of the relevant audited financial statements of the Subsidiary and its subsidiaries. In addition, if a Subsidiary has been acquired or disposed of since the date at which the latest audited consolidated financial statements of Coca-Cola Hellenic Bottling Company S.A. were prepared, the financial statements of Coca-Cola Hellenic Bottling Company S.A. will be adjusted accordingly by Coca-Cola Hellenic Bottling Company S.A. in order to take into account the acquisition, or disposal of such subsidiary for purposes of the calculations described above.

•	“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of “Capital Stock”, which term is defined below, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by Coca-Cola Hellenic Bottling Company S.A. or one or more of its subsidiaries (or a combination thereof), as well as any partnership (a) the sole general partner or the managing general partner of which is Coca-Cola Hellenic Bottling Company S.A. or any of its subsidiaries, or (b) the only general partners of which are Coca-Cola Hellenic Bottling Company S.A. or one or more of its subsidiaries (or a combination thereof).

•	“Capital stock” means:

•	in the case of corporation, corporate stock,

•	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

•	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

•	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person,

but excluding any debt securities convertible into such equity securities.

     This negative pledge applies only to security for borrowed money. For example, liens imposed by operation of law or by order of a court, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments on appeal or surety bonds, would not be covered by this restriction. (Section 1004)

Defeasance and Discharge

     We and Coca-Cola Hellenic Bottling Company S.A. may have the option to legally release ourselves from any payment or other obligations on the debt securities (Sections 1401 and 1402), except for various obligations described below, if we and Coca-Cola Hellenic Bottling Company S.A., in addition to certain other actions and conditions, put in place the following arrangements for you to be repaid:

•	We or Coca-Cola Hellenic Bottling Company S.A. must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities any combination of money and U.S. government or U.S. government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of the deposit, both we and Coca-Cola Hellenic Bottling Company S.A. must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	We or Coca-Cola Hellenic Bottling Company S.A. must deliver to the trustee a legal opinion of our or Coca-Cola Hellenic Bottling Company S.A.’s counsel confirming that either:

•	there has been a change in United States federal income tax law, or

•	we have received a ruling from, or there has been a ruling published by, the United States Internal Revenue Service,

in each case to the effect that we may make the above deposit and have such release without causing a beneficial owner to be taxed for U.S. federal income tax purposes on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	So long as the debt securities are listed on a securities exchange, we or Coca-Cola Hellenic Bottling Company S.A. must also deliver to the trustee an officer’s certificate issued by us or Coca-Cola Hellenic Bottling Company S.A. confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted from such exchange. (Sections 1404 and 1405)

     If the trustee or paying agent is unable to apply any money deposited in trust by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority and having jurisdiction in the premises, enjoining, restraining or otherwise prohibiting such application, our obligations and the obligations of the Coca-Cola Hellenic Bottling Company S.A. under the indenture will be revived and reinstated as though no such deposit had occurred. If we or Coca-Cola Hellenic Bottling Company S.A. make any payment of principal of, or any premium, or interest on, or Additional Amounts with respect to, any debt securities of such series following any such reinstatement of obligations, we or Coca-Cola Hellenic Bottling Company S.A. will be subrogated to the rights, if any, of the holders of the debt securities of such series to receive such payment from the money held by the trustee. (Section 1406)

     However, even if we or Coca-Cola Hellenic Bottling Company S.A. take these actions, a number of our obligations relating to the debt securities will remain. These include the obligations to:

•	register the transfer and exchange of the debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities,

•	maintain paying agencies, and

•	hold money for payment in trust. (Section 1402)

Covenant Defeasance

     We or Coca-Cola Hellenic Bottling Company S.A. may have the option to be legally released from compliance with certain covenants, including those described above under “— Mergers and Similar Events” and “— Negative Pledge” and including the related events of default if, in addition to other actions, we or Coca-Cola Hellenic Bottling Company S.A. take all the steps described above under “— Defeasance and Discharge” (Section 1403) except that the opinion of counsel does not have to refer to a change in United States federal income tax laws or a ruling from the U.S. Internal Revenue Service. (Section 1404)

Default And Related Matters

     You will have special rights if an event of default occurs and is not cured, as described in this subsection.

     Events of Default

     The term “event of default” means with respect to either series of the debt securities any of the following:

•	Neither we nor Coca-Cola Hellenic Bottling Company S.A. pays the principal of, or premium, if any, on any debt security of such series on its due date or, solely in the case of technical or administrative difficulties, within three business days of its due date.

•	Neither we nor Coca-Cola Hellenic Bottling Company S.A. pays interest on any debt security of such series within 30 days of its due date.

•	We or Coca-Cola Hellenic Bottling Company S.A. remains in breach of a covenant or any other term of the indenture or the debt securities or the related guarantees, as the case may be, for 90 days after we or Coca-Cola Hellenic Bottling Company S.A., as the case may be, receives a notice of default stating that we or Coca-Cola Hellenic Bottling Company S.A., as the case may be, is in breach. The notice must be sent by either the trustee or by the holders of 15% of the principal amount of debt securities of the affected series.

•	We, Coca-Cola Hellenic Bottling Company S.A., or a Material Subsidiary of Coca-Cola Hellenic Bottling Company S.A. files for bankruptcy or certain other similar events or a judgment in bankruptcy or a similar judgment is entered and, in certain instances, the decree or order is unstayed and in effect for a period of 90 consecutive days.

•	Indebtedness of either us, Coca-Cola Hellenic Bottling Company S.A., or a Material Subsidiary of Coca-Cola Hellenic Bottling Company S.A. in principal amount of at least €25,000,000 (or its equivalent in any other currency) is accelerated by reason of a default and formal action is taken to obtain repayment of such indebtedness.

•	We, Coca-Cola Hellenic Bottling Company S.A. or a Material Subsidiary of Coca-Cola Hellenic Bottling Company S.A. fails to make a payment of principal of at least €25,000,000 (or its equivalent in any other currency) or fail to honor any guarantee or indemnity of at least €25,000,000 (or its equivalent in any other currency), in each case with respect to our Indebtedness or Indebtedness of Coca-Cola Hellenic Bottling Company S.A. or a Material Subsidiary of Coca-Cola Hellenic Bottling Company S.A., as the case may be, subject to any applicable grace periods, and formal action is taken to enforce either of these obligations.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

     For purposes of these provisions, the term “Indebtedness” means any (i) indebtedness for borrowed money, or (ii) indebtedness evidenced by a debt security, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) any guarantee of any indebtedness of others and (iv) any amendment, renewal, extension or refunding of any such indebtedness or guarantee. Notwithstanding the foregoing, “Indebtedness” will not include (i) advance payments by customers, vendors or distributors in the ordinary course of business for services or products to be provided or delivered in the future, or (ii) deferred taxes. The terms “Material Subsidiary” and “Subsidiary” are described above under “— Negative Pledge”.

     Remedies If an Event of Default Occurs

     If an event of default, other than a bankruptcy or similar event of default, has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of and any other amounts, including premium, if any, and accrued interest on, all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if we or Coca-Cola Hellenic Bottling Company S.A. have paid the outstanding amounts due otherwise than because of the acceleration of maturity and we or Coca-Cola Hellenic Bottling Company S.A. have satisfied certain other conditions. (Section 502) In a bankruptcy or similar event of default, the entire principal amount of all the debt securities will automatically become due and immediately payable. Since each series of debt securities will be independent of each other series, a default with respect to one series of debt securities will not in itself necessarily result in the acceleration of the maturity of a different series of debt securities under the indenture.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability in the form of an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and is continuing.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee must not have received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities of the related series during that period.

     However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 512)

     Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     Coca-Cola Hellenic Bottling Company S.A. will furnish to the trustee every year a written statement of certain of its officers certifying that, to their knowledge, we and Coca-Cola Hellenic Bottling Company S.A. are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

Modification and Waiver

     There are three types of changes we can make to the indenture and the debt securities.

     Changes Requiring Your Approval

     First, there are changes that cannot be made to the debt securities without your specific approval.

     The following is a list of those types of changes:

•	change the stated maturity of the principal, or interest on, or any Additional Amounts with respect to, the debt securities,

•	reduce the principal amount of, the rate of interest on, or any Additional Amounts with respect to, the debt securities,

•	reduce the amount of principal payable upon acceleration of the maturity of the debt securities following a default,

•	change the redemption price of any debt security,

•	change the place or currency of payment on the debt securities,

•	impair any of the conversion rights of your debt security,

•	impair your right to sue for payment,

•	reduce the percentage of holders of the debt securities whose consent is needed to modify or amend the indenture,

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults,

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture, unless to increase any percentage vote required or to provide that additional provisions of the indenture cannot be modified or waived without your consent, and

•	modify or affect in any manner adverse to you our obligations or the obligations of Coca-Cola Hellenic Bottling Company S.A. that relate to payment of principal, premium and interest. (Section 902)

     Changes Requiring a Majority Vote

     The second type of changes to the indenture and the debt securities is the kind that requires a vote in favor by holders of the debt securities owning a majority of the principal amount of the particular series of the debt securities affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same majority vote would be required for us to obtain a waiver of all or part of the covenants described in this prospectus or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 902)

     Changes Not Requiring Approval

     The third type of change does not require any vote or approval by holders of the debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities of the affected series in any material respect. (Section 901)

     Further Details Concerning Voting

     When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent as of the date of original issuance.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption and notice has been given to you of such redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described above under “— Defeasance and Discharge”. (Section 101)

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 107)

     Redemption and Repayment

     Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund, that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity, other than as described below under “— Optional tax Redemption”, unless the prospectus supplement specifies a redemption commencement date or other specific conditions upon which we may redeem the debt securities. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.

     In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics — Notices”.

     If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

     Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

     We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or cancelled.

CLEARANCE AND SETTLEMENT

The Clearing Systems

     Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depositary Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme, in Luxembourg, or Clearstream, Luxembourg, and Euroclear Bank S.A./N.V. in Brussels, Belgium, or Euroclear. These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

     Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. These procedures can be used for cross-market transfers and the securities may be cleared and settled on a delivery against payment basis. Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

     The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear. We also do not supervise these systems in any way. This is also true for any other clearance system that may be named in the prospectus supplement.

     DTC, Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

     The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

     DTC

     DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York, which is a wholly-owned subsidiary of Depository Trust and Clearing Company, owned in turn by the principal users of DTC, consisting primarily of banks, broker-dealers and other financial institutions, including the initial purchasers of the debt securities,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, including transfers and pledges, in deposited securities between its participants through electronic book-entry changes to the accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

     Clearstream, Luxembourg

     Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg is owned by Deutsche Börse AG. The shareholders of Deutsche Börse AG are banks, securities dealers and financial institutions.

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities, lending and borrowing of securities and collateral management. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

•	Clearstream, Luxembourg is an indirect participant in DTC.

•	Clearstream, Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

•	Distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

     Euroclear

     Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique). The Euroclear system is owned by Euroclear Clearance System Public Limited Company (ECS plc) and operated through a license agreement by Euroclear.

•	Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law. These terms and conditions and operating procedures govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in

Euroclear. Euroclear acts under these terms and conditions and operating procedures only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear accounts.

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Euroclear is an indirect participant in DTC.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

     Other Clearing Systems

     We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

     The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

     Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

     Clearance and Settlement Procedures — DTC

     DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations.

     For payments in dollars, securities will be credited to the securities custody accounts of these DTC participants against payment on the settlement date. For payments in a currency other than dollars, securities will be credited free of payment on the settlement date.

     Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

     We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

     Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

     Trading between DTC Participants

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations.

     If payment is made in dollars, settlement will be made versus payment. If payment is made in a currency other than dollars, settlement will be free of payment. If payment is made other than in dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

     Trading between Euroclear and/or Clearstream, Luxembourg Participants

     We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

     Transfers Between DTC and Clearstream, Luxembourg or Euroclear

     Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules and on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositaries. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global debt security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

     Special Timing Considerations

     Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global debt security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear or Clearstream, Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

TAXATION

Greek Taxation

     Interest

     If we pay interest on the debt securities to a non-Greek tax resident, this payment would not be subject to any tax in Greece. Such interest if paid by Coca-Cola Hellenic Bottling Company S.A. as guarantor to a tax resident of a foreign country should not be subject to income tax. However, it is not entirely clear that the Greek tax authorities would necessarily adopt such position when applying the relevant rules and regulations, and their judgment, in any event, could depend on whether the holder of the debt securities is an individual or a corporation and on other considerations according to Greek tax law in which case such payments could be subject to income tax ranging from 0% to 40%depending on the applicable tax treaty, if any.

     If a Greek tax resident receives interest from the debt securities by a corporation located abroad, such as Coca-Cola HBC Finance B.V., the Greek Ministry of Finance has ruled that the intervening bank in Greece through which the payment is made, is regarded as the payer of the interest and, therefore, such bank must withhold 20% tax, while if the holder of the debt securities keeps the interest abroad no such withholding tax is required. In any case, the Greek tax resident-holder of the debt securities has to include such interest income in his annual tax return, in which case the 20% tax withheld is treated as an advance against the holder of the debt securities’ overall income tax liability. However, for Greek Mutual Funds and Portfolio Management Companies, which are taxed on the basis of their assets, such 20% cannot be offset against their income tax liability. Although not explicitly clarified, if the interest on the debt securities is paid by Coca-Cola Hellenic Bottling Company S.A., as guarantor, to Greek tax residents, then no withholding tax is applicable. However, if such guarantee is actually paid in Greece, for example, payment in Greek bank accounts, it is expected that stamp duty amounting to 2.4% will be payable on the amount of the guarantee paid.

     Principal and Disposal

     If the payment of principal or the payment of the purchase price on a disposal of the debt securities is made abroad, it is not subject to any tax or stamp duty. If it is made in Greece, it is not clear whether stamp duty is payable.

     Greek Tax Residency

     Individuals residing in Greece under certain circumstances indicating intent to remain permanently are considered permanent residents. Establishment of a permanent residence must be proved through objective evidence. Theoretically, the tax authorities may draw the conclusion that individuals are permanent residents of Greece if, having taken into account such evidence, they cannot substantiate permanent residence somewhere else. As Greek tax law does not define the meaning of “residence” for income tax purposes, the meaning of residence is taken from the Greek Civil Code. This has been accepted by the Greek authorities (Ministry of Finance and tax authorities) and tax courts precedent. Under the civil code, individuals are resident in the place where they are mainly and permanently established. Nobody can have more than one residence. To be considered a permanent resident of Greece, an individual must: (1) be permanently residing or established in Greece (corpus) and (2) have the intent to remain permanently in Greece (animus). This intent, moreover, must be apparent from objective evidence. Similar rules apply to corporations, partnerships, trusts and estates. In particular, resident corporations are those whose place of incorporation is Greece or whose registered seat is in Greece. Subject to bilateral treaties, resident corporations are subject to income tax on all income earned from sources in Greece or abroad. Non tax-resident individuals, corporations or other entities may also be subject to tax over income in Greece by virtue of performing certain business activities in Greece. In practice, in such cases such non tax resident individuals, corporations, or other entities will have a Greek Tax Registration Number (AFM) as required by Greek tax rules.

United States Taxation

     This section describes the material United States federal income tax consequences of acquiring, owning and disposing of debt securities offered pursuant to this prospectus. It is the opinion of Sullivan & Cromwell LLP, counsel to the Company. It applies to you only if you acquire debt securities in an offering pursuant to this prospectus and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

     United States Holders

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

     Payments of Interest

     Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under “United States Holders—Original Issue Discount—General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

     Interest paid by the Company on the debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below under “Original Issue Discount”) and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts, constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

     Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

     If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

     When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

     Original Issue Discount

     General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under “—Variable Rate Debt Securities”.

     In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

     Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

     You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

     You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

     If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

     The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

     Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “—General”, the excess is acquisition premium. If you do not make the election described below under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

     Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

     If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

     Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

     If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

     Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

     If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

     If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

     Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “—General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “United States Holders—Debt Securities Purchased at a Premium,” or acquisition premium.

     If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

     Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “United States Holders—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

     Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

     Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

     Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

     An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

     In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

     If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

     When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

     If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

     Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

     When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

     Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

     Market Discount

     You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “United States Holders — Original Issue Discount — General”, and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

     If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

     You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

     You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

     Debt Securities Purchased at a Premium

     If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “United States Holders — Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

     Purchase, Sale, Retirement and Other Disposition of the Debt Securities

     Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

     If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

     You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

     You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “United States Holders — Original Issue Discount — Short-Term Debt securities” or “United States Holders — Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

     Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

     You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

     Exchange of Amounts in Other Than U.S. Dollars

     If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

     Indexed Debt Securities

     The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

     United States Alien Holders

     This subsection describes the tax consequences to a United States alien holder of acquiring, owing and disposing of debt securities. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

     If you are a United States holder, this subsection does not apply to you.

     Payments of Interest

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

     Purchase, Sale, Retirement and Other Disposition of the Debt Securities

     If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

     For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

     Treasury Regulations Requiring Disclosure of Reportable Transactions

     Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

     Backup Withholding and Information Reporting

     If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

     Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

     If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by us, Coca-Cola Hellenic Bottling Company S.A., or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

     Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

     In addition, a sale of a debt security affected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Dutch Taxation

     The following contains general information only and it does not purport to present any comprehensive or complete picture of all aspects of Dutch tax law which could be of relevance to the holder of debt securities. This information is based upon Dutch tax law as in force on the date of this prospectus and it is subject to any change in law, possibly with retroactive effect.

     Prospective holders of debt securities should consult their own tax advisor regarding the Dutch tax consequences of the acquisition, holding or disposal of the debt securities.

     Withholding tax

     No Dutch withholding tax is required to be deducted by us from any payment by us under the debt securities. Exceptions apply if:

•	(i) any payment under the debt securities is contingent (or deemed to be contingent) (in whole or in part) on the profits of or on the distribution of profits by us or any of our affiliate companies (verbonden lichaam); and (ii) the debt securities have no fixed maturity or a maturity that exceeds 10 years, or

•	(i) any payment under the debt securities becomes due contingent (or deemed to be contingent) (in whole or in part) on the profits of or on the distribution of profits by us or any of our affiliate companies; (ii) the debt securities have no fixed maturity or a maturity that exceeds 50 years; and (iii) the debt securities are subordinated.

     Tax on income or capital gains

     No Dutch income tax (including that on capital gains) is payable by a holder of debt securities in respect of any payment to him under, or gain made by him from the disposal (or deemed disposal) or redemption of, debt securities. Exceptions may apply if:

•	the holder of debt securities is a Dutch resident (or deemed resident) for the purposes of the relevant Dutch tax provisions, or

•	the holder of debt securities is an individual and opts to be taxed as a Dutch resident, or

•	the holder of debt securities has an enterprise (or an interest in an enterprise) that is, in whole or in part, carried on through a Dutch permanent establishment or representative or deemed permanent establishment to which the debt securities are attributable, or

•	the holder of debt securities performs other activities in respect of the debt securities in The Netherlands, including, without limitation, activities which are beyond the scope of normal investment activities, or

•	the holder of debt securities has a substantial interest (or a deemed substantial interest) in us and, if he is not an individual, such substantial interest does not belong to the assets of an enterprise.

     Gift or inheritance tax

     No Dutch gift or inheritance tax is payable in respect of any gift by, or the inheritance on the death of, a holder of debt securities. Exceptions may apply if:

•	the holder of debt securities is a Dutch resident (or deemed resident) for the purposes of the relevant Dutch tax law provision, or

•	at the time of the gift or death, the holder of debt securities has an enterprise (or an interest in an enterprise) that is, in whole or in part, carried on through a Dutch permanent establishment or representative to which the debt securities are attributable, or

•	the debt securities are acquired by way of a gift from a holder of debt securities who dies within 180 days after the gift and who was not at the time of the gift, but is at the date of his death, a Dutch resident (or deemed resident).

     Capital tax

     No Dutch capital tax is payable in respect of our issue of any debt securities, except for capital tax on capital contributions made (or deemed to be made) to us under any guarantee in respect of debt securities.

     Turnover tax

     No Dutch turnover tax is payable in respect of any payment by us under, or by a holder of debt securities in consideration for its acquisition (by way of issue or transfer to it) of, debt securities.

     Other taxes or duties

     No Dutch stamp duty or registration or similar tax (other than court fees) is payable in connection with our issue or performance, or a holder of debt securities’ transfer or enforcement, of any debt securities.

     Residency

     Subject to the exceptions as described under the heading “Tax on income or capital gains”, a holder of debt securities will not become a Dutch resident (or deemed resident) for tax purposes, or become subject to Dutch taxation, solely by reason of our performance under, or the holders acquisition (by way of issue or transfer to it), holding or enforcement of, our debt securities.

PLAN OF DISTRIBUTION

     We may sell the debt securities offered by this prospectus:

•	through underwriters,

•	through dealers,

•	through agents, or

•	directly to purchasers.

     The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation,

•	the net proceeds to us,

•	the purchase price of the debt securities,

•	the initial public offering price of the debt securities, and

•	any exchange on which the debt securities will be listed.

Underwriters

     If we use underwriters in the sale, they will acquire debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligations to purchase securities apply, and the underwriters will be obligated to purchase all of the debt securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

     If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices that the dealer may determine at the time of resale.

Agents and Direct Sales

     We may sell debt securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

     If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase debt securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the debt securities that they may sell. These institutional investors include:

•	commercial and savings banks,

•	insurance companies,

•	pension funds,

•	investment companies,

•	educational and charitable institutions, and

•	other similar institutions as we may approve.

     The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular debt securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements, or

•	the performance by us or the institutional investor.

Indemnification

     Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Market Making

     In the event that we do not list debt securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in debt securities of any series or that the liquidity of the trading market for the debt securities will be limited.

VALIDITY OF SECURITIES

     Sullivan & Cromwell LLP, New York, New York, U.S. counsel for us and Coca-Cola Hellenic Bottling Company S.A. will pass upon the validity of the debt securities and guarantees. De Brauw Blackstone Westbroek N.V., Dutch counsel for us will pass upon the validity of the debt securities. Kyriakides Georgopoulos, Greek counsel for Coca-Cola Hellenic Bottling Company S.A. will pass upon the validity of the guarantees.

ENFORCEMENT OF CIVIL LIABILITIES

     We are a corporation organized under the laws of The Netherlands. All of our assets are located outside of the United States. All of our directors are residents of countries other than the United States. It may not be possible for you to effect service of process within the United States upon us or such persons with respect to matters arising under the federal securities laws of the United States or otherwise or to enforce against us or such persons judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Dutch counsel that, given the absence of an applicable convention between The Netherlands and the United States providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, a judgment rendered by a U.S. court against us or our directors will not be recognized and enforced by the courts of The Netherlands. In order to obtain a judgment against us or our directors, you would have to file a claim against us or the aforementioned directors with a court of competent jurisdiction in The

Netherlands and, in the course of those proceedings, you would be permitted to submit the judgment rendered by a U.S. court. If the Dutch court were to find that the jurisdiction of the U.S. court was based on grounds that are internationally acceptable and that proper legal procedures were observed, the Dutch court would in principle give effect to the final judgment of the U.S. court unless such judgment would contravene the public policy of The Netherlands.

     Coca-Cola Hellenic Bottling Company S.A. is a société anonyme incorporated in Greece. All of its assets are located outside the United States. The majority of its directors and officers are residents of countries other than the United States. It may not be possible for you to effect service of process within the United States upon Coca-Cola Hellenic Bottling Company S.A. or such persons with respect to matters arising under the federal securities laws of the United States, or to enforce against Coca-Cola Hellenic Bottling Company S.A. or such persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by Greek counsel that there is uncertainty as to the enforceability in Greece of judgments of U.S. courts because such enforcement is subject to ascertainment by the Greek courts of a number of conditions, including that the foreign court has jurisdiction under Greek law and that the judgment is not contrary to good morals and public policy as determined by Greek courts. In addition, it is uncertain if a Greek court will apply the federal laws of the United States in any action brought before such court.

INDEPENDENT AUDITORS

     Coca-Cola Hellenic Bottling Company S.A.’s consolidated financial statements at December 31, 2002 and for each of the three years in the period ended December 31, 2002 and the schedule to such consolidated financial statements have been audited by Ernst & Young, 11th klm National Road Athens-Lamia, 144 51 Athens, Greece, independent auditors, as set forth in their reports on such consolidated financial statements and schedule appearing in Coca-Cola Hellenic Bottling Company S.A.’s Annual Report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus. The consolidated financial statements and the schedule to such consolidated financial statements of Coca-Cola Hellenic Bottling Company S.A. have been incorporated by reference in this prospectus in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     On March 20, 2003, Coca-Cola Hellenic Bottling Company S.A. appointed PricewaterhouseCoopers S.A. 268 Kifissias Avenue, 152 32 Halandri, Athens, Greece, as auditors, effective for the fiscal year commencing January 1, 2003.

EXPENSES

     The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities offered under this prospectus:

Securities and Exchange Commission registration fee	$161,800
Printing and engraving expenses	30,000
Legal fees and expenses	250,000
Accounting fees and expenses	125,000
Indenture’s Trustee’s fees and expenses	35,000

Total	$601,800

PART II OF FORM F-3
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Except as set forth below, there is no provision in any contract, arrangement or statute under which any director or officer of Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A. is insured or indemnified by any of those companies in any manner against any liability which he may incur in his capacity as such.

     Coca-Cola HBC Finance B.V.

     Under Dutch law the following applies with respect to liability of directors and possible indemnifications by Coca-Cola HBC Finance B.V. As a general rule, directors of the managing board are not liable for obligations incurred by or on behalf of the company. Under certain circumstances, however, they may become liable, either towards the company or vis-à-vis third parties.

     With respect to their liability vis-à-vis the company the following applies. As a general rule, each director of the managing board must properly perform the duties assigned to him or her. Failure of a director in his duties does not automatically lead to liability. Liability is only incurred in case of severe reproach. The liability of directors towards the company can be waived by a discharge (décharge). Discharge is generally granted by the general meeting of shareholders. Such discharge in principle only releases directors from liability for actions which have been disclosed at the general meeting or which appear from the annual accounts. A discharge does not affect the liability of the directors towards third parties or their liability to the trustee in bankruptcy.

     With respect to directors’ liability vis-à-vis third parties, there are various statutory grounds pursuant to which a director of the managing board may be held liable towards third parties, such as specific liability in bankruptcy, liability for tax debts, social security contributions and contributions to mandatory pension funds, liability based on tort, liability for misrepresentation in annual accounts and personal liability of directors under Dutch criminal law. Depending on the ground of the claim the company may have an obligation to wholly or partially indemnify the director for damages thus incurred.

     Coca-Cola HBC Finance B.V. has resolved that to the extent permitted by applicable law and not inconsistent with Coca-Cola HBC Finance B.V.’s articles of association, Coca-Cola HBC Finance B.V. will (i) indemnify and save harmless each and every authorized person for purposes of this registration statement against any and all losses, claims, damages or liabilities to which such authorized person may become subject, under the Dutch 1995 Act on the Supervision of the Securities System (Wet toezicht effectenverkeer 1995), the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, as amended, any state, Blue Sky or securities laws or otherwise, insofar as such losses, claims, damages or liabilities or action in respect thereof arise in connection with the above transaction, or any filing or application under any state laws, or amendments thereto, and (ii) reimburse each such authorized person for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending any such action or claim. Under Dutch law is uncertain, whether the resolution is effective.

     Coca-Cola Hellenic Bottling Company S.A.

     In accordance with Greek law, directors who negligently or deliberately inflict damage or losses on Coca-Cola Hellenic Bottling Company S.A. in connection with the performance of their duties, and especially the preparation of the annual financial statements, are liable to Coca-Cola Hellenic Bottling Company S.A. for such damage. The annual general meeting customarily releases the directors of Coca-Cola Hellenic Bottling Company S.A. from liability in connection with the approval of the annual financial statements provided that such release is limited to the general management of Coca-Cola Hellenic Bottling Company S.A. during the fiscal year of approved accounts. In addition, a general meeting may release a director from liability for any specific claims Coca-Cola Hellenic Bottling Company S.A. may have against him or her, provided that two years have already lapsed since the cause of action arose against the director and a minority representing at least 25% of our paid-up share capital does not object to such resolution.

     In general, shareholder remedies are exercised under Greek law through the company, rather than through independent shareholders actions. The board of directors of Coca-Cola Hellenic Bottling Company S.A. may decide by a simple majority to bring an action on its behalf against any of its members. In addition, if its shareholders so resolve at a general meeting by an absolute majority, or if shareholders representing 33% of its paid-up share capital so request, Coca-Cola Hellenic Bottling

Company S.A. is under an obligation to bring a claim for damages against members of the board of directors for mismanagement of corporate affairs within six months either from the day of the general meeting or from the day such request is submitted to Coca-Cola Hellenic Bottling Company S.A. Coca-Cola Hellenic Bottling Company S.A. is then represented in court by special independent representatives appointed either at a general meeting or by the court.

     Coca-Cola Hellenic Bottling Company S.A. has resolved that to the extent permitted by applicable law and not inconsistent with Coca-Cola Hellenic Bottling Company S.A.’s memorandum and articles of association, Coca-Cola Hellenic Bottling Company S.A. will (i) indemnify and save harmless each and every authorized person for purposes of this registration statement against any and all losses, claims, damages or liabilities to which such authorized person may become subject, under the U.S. Securities Act 1933, the U.S. Securities Exchange Act of 1934, as amended, any state, Blue Sky or securities laws or otherwise, insofar as such losses, claims, damages or liabilities or action in respect thereof arise in connection with the above transaction, or any filing or application under any state laws, or amendments thereto, and (ii) reimburse each such authorized person for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending any such action or claim.

     Underwriting Agreement

     The form of Underwriting Agreement filed as an Exhibit to this Registration Statement provides that each underwriter, severally, will indemnify Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A., and their respective directors and officers who sign the Registration Statement and each person, if any, who controls Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A. within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain civil liabilities, but only with reference to information relating to such underwriter furnished in writing to Coca-Cola HBC Finance B.V. or Coca-Cola Hellenic Bottling Company S.A. for use in the prospectus or any prospectus supplement.

     Other

     The directors and officers of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. are insured against certain liabilities which they may incur in their capacity as such under a liability insurance policy carried by Coca-Cola Hellenic Bottling Company S.A.

Item 9. Exhibits

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement for Coca-Cola HBC Finance B.V.’s Debt Securities.
4.1	Indenture, among Coca-Cola HBC Finance B.V., Coca-Cola Hellenic Bottling Company S.A. and The Bank of New York, dated September 17, 2003.
4.2	Form of Debt Securities for Coca-Cola HBC Finance B.V. and Guarantees relating thereto (included in Exhibit 4.1).
5.1	Opinion of Sullivan & Cromwell LLP, U.S. counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A., as to the validity of the Debt Securities and the Guarantees as to certain matters of New York law.
5.2	Opinion of Kyriakides Georgopoulos, Greek counsel of Coca-Cola Hellenic Bottling Company S.A., as to the validity of the Guarantees as to certain matters of Greek law.
5.3	Opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A., as to the validity of the Debt Securities as to certain matters of Dutch law.
8.1	Opinion of Sullivan & Cromwell LLP as to certain matters of U.S. taxation.
8.2	Opinion of Kyriakides Georgopoulos as to certain matters of Greek taxation (included in Exhibit 5.2 above).
8.3	Opinion of De Brauw Blackstone Westbroek N.V. as to certain matters of Dutch taxation (included in Exhibit 5.3 above).
12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Ernst & Young, concerning financial statements of Coca-Cola Hellenic Bottling Company S.A. as of and for the three years ended December 31, 2002.
23.2	Consent of Sullivan & Cromwell LLP, U.S. counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 8.1 above).
23.3	Consent of Kyriakides Georgopoulos, Greek counsel of Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.2 above).
23.4	Consent of De Brauw Blackstone Westbroek N.V., Dutch counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.3 above).
23.5	Consent of Sullivan & Cromwell LLP, U.S. tax counsel to Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 8.1 above).
23.6	Consent of Kyriakides Georgopoulos, Greek tax counsel to Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.2 above).
23.7	Consent of De Brauw Blackstone Westbroek N.V., Dutch tax counsel to Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.3 above).
24.1	Powers of attorney (included as part of the signature pages hereof).
25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

Item 10. Undertakings

     Each of the undersigned registrants hereby undertakes:

1.	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Items 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by
Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Coca-Cola Hellenic Bottling Company S.A.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, offers and controlled persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF COCA-COLA HBC FINANCE B.V.

     Pursuant to the requirements of the Securities Act of 1933, Coca-Cola HBC Finance B.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on November 13, 2003.

COCA-COLA HBC FINANCE B.V.

By:	/s/ William W. Douglas III

Name:	William W. Douglas III
Title:	Director

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Doros Constantinou, William W. Douglas III, Jan Gustavsson and John Fulton (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the debt securities of Coca-Cola HBC Finance B.V. guaranteed by Coca-Cola Hellenic Bottling Company S.A. (the “Securities”), and any securities or Blue Sky law of any of the States of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such States and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an officer, director or authorized representative in the United States or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any State of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 13, 2003.

Signature	Title

/s/ Doros Constantinou Doros Constantinou	Director

/s/ William W. Douglas III William W. Douglas III	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

SIGNATURES OF COCA-COLA HELLENIC BOTTLING COMPANY S.A.

     Pursuant to the requirements of the Securities Act of 1933, Coca-Cola Hellenic Bottling Company S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on November 13, 2003.

COCA-COLA HELLENIC BOTTLING COMPANY S.A.

By:	/s/ William W. Douglas III

Name:	William W. Douglas III
Title:	Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Doros Constantinou, William W. Douglas III, Jan Gustavsson and John Fulton (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the debt securities of Coca-Cola HBC Finance B.V. guaranteed by Coca-Cola Hellenic Bottling Company S.A. (the “Securities”) relating to Securities, and any securities or Blue Sky law of any of the States of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such States and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his capacity as an officer, director or authorized representative in the United States or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any State of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 13, 2003.

Signature	Title

/s/ Doros Constantinou Doros Constantinou	Managing Director and Director (Principal Executive Officer)

/s/ William W. Douglas III William W. Douglas III	Chief Financial Officer (Principal Financial Officer)

/s/ Nik Jhangiani Nik Jhangiani	Corporate Controller (Controller)

Signature	Title

/s/ George David George David	Chairman of the Board

/s/ Alexander (Sandy) R.C. Allan Alexander (Sandy) R.C. Allan	Director

/s/ Kent Atkinson Kent Atkinson	Director

/s/ Sir Michael Llewellyn-Smith Sir Michael Llewellyn-Smith	Director

/s/ Samir Toubassy Samir Toubassy	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement for Coca-Cola HBC B.V.’s Debt Securities.
4.1	Indenture, among Coca-Cola HBC Finance B.V., Coca-Cola Hellenic Bottling Company S.A. and The Bank of New York, dated September 17, 2003.
4.2	Form of Debt Securities for Coca-Cola HBC Finance B.V. and Guarantees relating thereto (included in Exhibit 4.1).
5.1	Opinion of Sullivan & Cromwell LLP, U.S. counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A., as to the validity of the Debt Securities and the Guarantees as to certain matters of New York law.
5.2	Opinion of Kyriakides Georgopoulos, Greek counsel of Coca-Cola Hellenic Bottling Company S.A., as to the validity of the Guarantees as to certain matters of Greek law.
5.3	Opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Bottling Company S.A., as to the validity of the Debt Securities as to certain matters of Dutch law.
8.1	Opinion of Sullivan & Cromwell LLP as to certain matters of U.S. taxation.
8.2	Opinion of Kyriakides Georgopoulos as to certain matters of Greek taxation (included in Exhibit 5.2 above).
8.3	Opinion of De Brauw Blackstone Westbroek N.V. as to certain matters of Dutch taxation (included in Exhibit 5.3 above).
12.1	Computation of ratio of earnings to fixed charges.
23.1	Consent of Ernst & Young, concerning financial statements of Coca-Cola Hellenic Bottling Company S.A. as of and for the three years ended December 31, 2002.
23.2	Consent of Sullivan & Cromwell LLP, U.S. counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 8.1 above).
23.3	Consent of Kyriakides Georgopoulos, Greek counsel of Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.2 above).
23.4	Consent of De Brauw Blackstone Westbroek N.V., Dutch counsel of Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.3 above).
23.5	Consent of Sullivan & Cromwell LLP, U.S. tax counsel to Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 8.1 above).
23.6	Consent of Kyriakides Georgopoulos, Greek tax counsel to Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.2 above).
23.7	Consent of De Brauw Blackstone Westbroek N.V., Dutch tax counsel to Coca-Cola HBC Finance B.V. and Coca-Cola Hellenic Bottling Company S.A. (included in Exhibit 5.3 above).
24.1	Powers of attorney (included as part of the signature pages hereof).
25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.